UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2016

FLEETMATICS GROUP PLC

(Exact name of registrant as specified in its charter)

Ireland	001-35678	98-1170810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Block C, Cookstown Court Belgard Road Tallaght Dublin 24 Ireland
(Address of principal executive offices)	(Zip Code)

+353 (1) 413 1250

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Transaction Agreement and Rule 2.5 Announcement

On August 1, 2016, Fleetmatics Group PLC, a public limited company incorporated in Ireland (the “Company”), and Verizon Communications Inc., a Delaware corporation (“Verizon”), announced that they had reached agreement on the terms of a recommended acquisition for cash of the entire issued and to be issued share capital of the Company, whereby Verizon Business International Holdings B.V., a private limited company incorporated under the laws of the Netherlands and a wholly-owned subsidiary of Verizon (“Bidco”), will acquire all of the issued and to be issued share capital of the Company not already owned by Verizon or its subsidiaries for cash by means of a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act of 2014 (the “Companies Act”) and in accordance with the Irish Takeover Panel Act 1997, Takeover Rules 2013, as amended (the “Irish Takeover Rules”) (the proposed acquisition by Verizon of the Company is referred to as the “Acquisition”). The Company and Verizon issued a Rule 2.5 Announcement as required under Irish law (the “Rule 2.5 Announcement”) and the Company and Verizon issued a joint press release announcing that the Company and Verizon have reached agreement on the terms of a recommended Acquisition pursuant to the Scheme. As a result of the Acquisition, the Company will become a wholly-owned subsidiary of Bidco.

In connection with the Scheme, the Company, Bidco and Verizon entered into a Transaction Agreement on July 30, 2016 (the “Transaction Agreement”), which governs their relationship during the period until the Scheme becomes effective, lapses or is withdrawn and which contains certain assurances in relation to the implementation of the Scheme and the conduct of the Company’s business up to the date on which the Scheme becomes effective in accordance with its terms (the “Effective Date”).

Under the terms of the Scheme, the Company shareholders will be entitled to receive $60.00 in cash per ordinary share of €0.015 par value of the Company (each, a “Share”) in return for the cancellation of their Shares (the “Consideration”), excluding Shares held by Verizon or its subsidiaries. The Consideration values the entire issued and to be issued share capital of the Company at approximately $2.4 billion.

The implementation of the Scheme and the Acquisition is conditional, among other things, upon:

•	the Scheme becoming effective and unconditional by not later than the End Date (as defined below) (or such earlier date as may be specified by the Irish Takeover Panel (the “Panel”), or such later date as Verizon and the Company may, with (if required) the consent of the Panel, agree and (if required) the High Court of Ireland (the “High Court”) may allow);

•	the approval of the Scheme by a majority in number of the Company shareholders representing at least three-fourths (75 per cent.) in value of the Shares, at the voting record time, held by such holders, present and voting either in person or by proxy, at the meeting or meetings of the Company shareholders (or at any adjournment of such meeting) convened pursuant to Section 450 of the Companies Act to consider and, if thought fit, approve the Scheme (with or without amendment) (the “Court Meeting”) (or at any adjournment of such meeting) no later than the End Date;

•	the resolutions to be proposed at the extraordinary general meeting (the “EGM”) for the purposes of approving and implementing the Scheme, the reduction of capital of the Company necessary to implement the Scheme, changes to the articles of association of the Company and such other matters as the Company reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon and which are set out in the notice of the EGM being duly passed by the requisite majority of the Company shareholders at the EGM (or at any adjournment of such meeting) held no later than the End Date;

•	the sanction by the High Court (with or without material modification, but subject to any such modification being acceptable to each of the Company and Verizon) of the Scheme pursuant to Sections 449 to 455 of the Companies Act and the confirmation by the High Court under Sections 84 and 85 of the Companies Act of the reduction of capital necessary to implement the Scheme on or before the End Date (the “Court Order”) and the minute required by Section 86 of the Companies Act to the Registrar of Companies in Dublin, Ireland (the “Registrar of Companies”) and the registration of such Court Order and minute by the Registrar of Companies;

•	the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder;

•	to the extent that the Acquisition or its implementation constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that the Acquisition is compatible with the common market pursuant to Article 6 of the EC Merger Regulation; and

•	the other conditions set forth in the Rule 2.5 Announcement, which are not otherwise identified above, being satisfied or waived on or before the sanction of the Scheme by the High Court pursuant to Sections 449 to 455 of the Companies Act.

The consummation of the Acquisition is not subject to a financing condition.

The Transaction Agreement also contains, among other things, customary representations, warranties and covenants by the Company, Verizon and Bidco, including covenants that require each of the parties to use, subject to the terms and conditions of the Transaction Agreement, reasonable best efforts to cause the Acquisition to be consummated as promptly as practicable, certain other obligations and commitments in relation to the implementation of the Acquisition, and provisions with respect to the conduct of the Company’s business until the Effective Date.

The Transaction Agreement also provides that the Company will not, among other things, directly or indirectly solicit, initiate, or knowingly encourage a Fleetmatics Alternative Proposal (as defined in the Transaction Agreement), participate in any discussions or negotiations regarding a Fleetmatics Alternative Proposal, furnish non-public information to a third party in connection with a Fleetmatics Alternative Proposal, or waive, terminate, modify or fail to use its reasonable best efforts to enforce any standstill or similar obligation, subject to certain exceptions that permit the Company to engage in discussions and negotiations, and furnish non-public information, if the Company’s board of directors has determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such Fleetmatics Alternative Proposal constitutes or could reasonably be expected to lead to a Fleetmatics Superior Proposal (as defined in the Transaction Agreement). Subject to certain exceptions, the Transaction Agreement also requires the Company to call and hold an extraordinary general meeting of shareholders and requires the Company’s board of directors to recommend approval of the Acquisition.

The Transaction Agreement contains certain termination rights for the parties, including, among other things, if the requisite Company shareholder approvals are not obtained, if the Acquisition is not consummated by December 31, 2016 (or by August 1, 2017, if all conditions are satisfied except that certain conditions regarding antitrust clearances or court sanction are not satisfied as of December 31, 2016) (the “End Date”), if the High Court declines to sanction the Scheme (unless both parties agree to appeal the decision), if any law or injunction, restraint or prohibition permanently prohibits the consummation of the Acquisition, in certain circumstances if the other party is in breach of its representations or covenants, if a Fleetmatics Change of Recommendation (as defined in the Transaction Agreement) occurs prior to the EGM, or in connection with a Fleetmatics Superior Proposal.

If the Scheme becomes effective, the Company shareholders will be entitled to receive $60.00 in cash for each Share owned by them on the Effective Date.

The Transaction Agreement provides that, in the event (and only in the event) that Verizon reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Verizon may elect (with the consent of the Panel) to implement the acquisition by way of a takeover offer in accordance with the Irish Takeover Rules (the “Takeover Offer”).

The foregoing description of the Transaction Agreement and the conditions to the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement and Rule 2.5 Announcement (including Appendix I thereof), which are attached as Exhibits 2.1 and 99.1 to this Form 8-K and are incorporated herein by reference. The Transaction Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and may be subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Expenses Reimbursement Agreement

In connection with the Acquisition, the Company and Verizon have entered into an expenses reimbursement agreement dated July 30, 2016 (the “Expenses Reimbursement Agreement”), the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, the Company has agreed to pay to Verizon in certain circumstances an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Verizon, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process. The gross amount payable to Verizon pursuant to the Expenses Reimbursement Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of the Company that is the subject of the Acquisition (excluding, for the avoidance of doubt, any treasury shares and any interest in such share capital of the Company held by Verizon or any concert parties of Verizon) as ascribed by the terms of the Acquisition. The amount payable by the Company to Verizon under such provisions of the Expenses Reimbursement Agreement will exclude any amounts in respect of VAT incurred by Verizon attributable to such third party costs other than irrecoverable VAT incurred by Verizon. The circumstances in which such payment will be made are:

•	the Transaction Agreement is terminated (in accordance with Clause 9.1(a) of the Transaction Agreement):

•	for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite votes, if the Company’s board of directors or any committee thereof has:

•	withdrawn or failed to make when required pursuant to the Transaction Agreement (or qualified or modified in any manner adverse to Verizon), or proposed publicly to withdraw or fail to make when required pursuant to the Transaction Agreement (or qualify or modify in any manner adverse to Verizon), the Scheme recommendation or Takeover Offer recommendation; or

•	approved, recommended or declared advisable, or proposed publicly to approve, recommend or declare advisable, any Fleetmatics Alternative Proposal; or

•	otherwise taken any action that is or is deemed to be a “Fleetmatics Change of Recommendation”; or

•	by the Company, at any time prior to obtaining the Company shareholder approval, in order to enter into a definitive written agreement to implement a Fleetmatics Superior Proposal; or

•	all of the following occur:

•	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three business days before the date of the Court Meeting (it being understood that, for purposes of this paragraph and the paragraph below, references to “20%” and “80%” in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “50%”); and

•	the Transaction Agreement is terminated by either the Company or Verizon for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite votes; and

•	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in paragraph above); or

•	all of the following occur:

•	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at the time the Transaction Agreement is terminated under the circumstances specified in paragraph below; and

•	the Transaction Agreement is terminated by Verizon for the reason that either:

•

the Company shall have breached or failed to perform in any material respect any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (A) would (1) result in a failure of any of the conditions to the Acquisition and the Scheme or of the other conditions to Verizon’s obligations to effect the Acquisition or (2) give rise to a termination right under Clause 9.1(a)(ix)

of the Transaction Agreement if it were to exist during the pre-sanction period and (B) is not reasonably capable of being cured by the End Date or, if curable, Verizon shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Verizon’s intention to terminate the Transaction Agreement for such reason and the basis for such termination and such breach or failure to perform shall not have been cured within 30 days following the delivery of such written notice; or

•	the Company shall have breached or failed to perform any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy gave rise to a termination right under Clause 9.1(a)(ix) of the Transaction Agreement during the pre-sanction period; and

•	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in paragraph above).

The foregoing description of the Expenses Reimbursement Agreement does not purport to be complete and is qualified in its entirety by reference to the Expenses Reimbursement Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Statements Required by the Irish Takeover Rules

The Company’s directors accept responsibility for the information contained in this report relating to the Company and its subsidiaries and its directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Company’s directors (who have taken all reasonable care to ensure such is the case), the information contained in this report for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Morgan Stanley & Co. LLC, acting through its affiliate Morgan Stanley & Co. International plc, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to the Company and for no one else in relation to the matters referred to in this report. In connection with such matters, Morgan Stanley & Co. LLC, Morgan Stanley & Co. International plc, each of their affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than the Company for providing the protections afforded to their clients or for providing advice in connection with the matters described in this report or any matter referred to herein.

This report is for information purposes only and is not intended to, and does not, constitute or form any part of any offer or invitation, or the solicitation of an offer, to purchase or otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document, each as defined in the Transaction Agreement), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document).

This report does not constitute a prospectus or a prospectus equivalent document.

Cautionary Statement Regarding Forward-Looking Statements

This report contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the Company and its subsidiaries’ estimated or anticipated future results, or other non-historical facts. Forward-looking statements also include those preceded or followed by the words “will”, “may”, “could”, “would”, “to be”, “might”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “future”, “positioned”, “potential”, “intend”, “continue”, “remain”, “scheduled”, “outlook”, “set to”, “subject to”, “upcoming”, “target” or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in the Company’ filings with the Securities and Exchange Commission (“SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: uncertainties as to the timing of the Acquisition; uncertainties as to whether Verizon will be able to consummate the Acquisition; uncertainties as to whether the Scheme shareholders will provide the requisite approvals for the Acquisition on a timely basis or at all; the possibility that competing offers will be made; the possibility that certain conditions to the consummation of the Acquisition will not be satisfied, including without limitation obtaining the requisite approval of the Scheme; the possibility that Verizon will be unable to obtain regulatory approvals for the Acquisition on a timely basis or at all; the possibility that Scheme shareholders will file lawsuits challenging the Acquisition, including actions seeking to rescind the Scheme or enjoin the consummation of the Acquisition; changes in relevant tax and other laws or regulations; the diversion of Company management time and attention to issues relating to the Acquisition and integration; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) occurring prior to completion of the Acquisition or if the Acquisition is not completed; the difficulty retaining certain key employees of the Company as a result of the announcement of the Acquisition; the scope, timing and outcome of any ongoing legal proceedings involving Verizon or the Company and the impact of any such proceedings on the Acquisition or on the financial condition, results of operations and/or cash flows of the Company; the possibility that costs, fees, expenses or charges the Company incurs in connection with the Acquisition are greater than expected; the possibility that the Scheme may be terminated in circumstances that require the Company to reimburse certain expenses to Verizon related to the Acquisition; and changes in the economic and financial conditions of the businesses of Verizon or the Company; and those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by the Company’s Quarterly Reports on Form 10-Q and other documents of the Company on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by the Company. There may be additional risks that neither the Company nor Verizon presently know or that the Company and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide the Company’s and Verizon’s expectations, plans or forecasts of future events and views as of the date of this report. The Company and Verizon anticipate that subsequent events and developments will cause the Company’s and Verizon’s assessments to change. However, while the Company and Verizon may elect to update these forward-looking statements at some point in the future, the Company and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s and Verizon’s assessments as of any date subsequent to the date of this report.

Disclosure Requirements of the Irish Takeover Rules

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of the Company, all “‘dealings” in any “relevant securities” of the Company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business” day following the date of the relevant transaction. This requirement will continue until the date on which the “offer period” ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities”’ of the Company by Verizon or Bidco, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (Irish time) on the “business” day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

No Profit Forecasts, Estimates or Asset Valuations

No statement in this report is intended as a profit forecast or estimate for any period and no statement in this report should be interpreted to mean that earnings or earnings per share, for Verizon, Bidco or the Company, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Verizon, Bidco or the Company, respectively. No statement in this report constitutes an asset valuation.

Right to Switch to a Takeover Offer

Verizon reserves the right to elect, subject to the terms of the Transaction Agreement and with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of the Company as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on substantially the same terms (subject to appropriate amendments including an acceptance condition set at 80% of the shares to which such Takeover Offer related), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to the Rule 2.5 Announcement and in the Transaction Agreement.

Rounding

Certain figures included in this report have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Company Cancels Previously Scheduled Quarterly Conference Call

As a result of today’s announcement, the Company has cancelled its earnings call previously scheduled for August 9, 2016 and has withdrawn its most recent guidance with respect to 2016 as previously issued on May 4, 2016.

General

The laws of the relevant jurisdictions may affect the availability of the Acquisition to persons who are not resident in Ireland. Persons who are not resident in Ireland, or who are subject to laws of any jurisdiction other than Ireland, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.

The Acquisition will not be made available, directly or indirectly, in a jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction (the “Restricted Jurisdiction”), and the Acquisition will not be capable of acceptance from within a Restricted Jurisdiction.

The release, publication or distribution of this report in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this report and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Verizon, Bidco and the Company disclaim any responsibility or liability for the violations of any such restrictions by any person.

Important Additional Information to be Filed with the SEC

In connection with the Acquisition, the Company will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ACQUISITION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company with the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company at ir.fleetmatics.com or by calling 781.577.4657.

Participants in the Solicitation

The Company and its directors, officers and employees may be considered participants in the solicitation of proxies from the Company shareholders in respect of the transactions contemplated by this report. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company shareholders in connection with the proposed transactions, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, is set forth in the materials filed by the Company with the SEC, including in the proxy statement for the Company’s 2016 Annual General Meeting of Shareholders, which was filed with the SEC on June 22, 2016, as supplemented by other Company filings with the SEC, and will be set forth in the proxy statement relating to the transaction when it becomes available.

Item 7.01. Regulation FD Disclosure.

On August 1, 2016, the Company issued a press release announcing that the Company and Verizon have reached agreement on the terms of a recommended Acquisition pursuant to the Scheme. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.2.

The Company also prepared a letter from the Chief Executive Officer to the employees, an informational presentation for the employees and an employee Q&A, which were made available beginning on August 1, 2016. A copy of each of the documents are attached hereto and furnished herewith as Exhibits 99.3, 99.4 and 99.5.

Certain Information Not Filed. The information in Item 7.01 of this Form 8-K and Exhibits 99.2, 99.3, 99.4 and 99.5 attached to this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such Item 7.01 or such exhibits or any of the information contained therein be deemed incorporated by reference in any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

2.1*	Transaction Agreement by and among the Company, Bidco and Verizon, dated July 30, 2016.

10.1	Expenses Reimbursement Agreement between the Company and Verizon, dated July 30, 2016.

99.1	Rule 2.5 Announcement, dated August 1, 2016.

99.2**	Press Release issued by the Company and Verizon on August 1, 2016.

99.3**	Letter from the Chief Executive Officer, dated August 1, 2016

99.4**	Presentation, dated August 1, 2016

99.5**	Employee Q&A, dated August 1, 2016

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits or schedules so furnished.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2016	FLEETMATICS GROUP PLC

	By:	/s/ Stephen Lifshatz
	Name:	Stephen Lifshatz
	Title:	Chief Financial Officer
Chief Accounting Officer
(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Transaction Agreement by and among the Company, Bidco and Verizon, dated July 30, 2016.

10.1	Expenses Reimbursement Agreement between the Company and Verizon, dated July 30, 2016.

99.1	Rule 2.5 Announcement, dated August 1, 2016.

99.2**	Press Release issued by the Company and Verizon on August 1, 2016.

99.3**	Letter from the Chief Executive Officer, dated August 1, 2016

99.4**	Presentation, dated August 1, 2016

99.5**	Employee Q&A, dated August 1, 2016

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits or schedules so furnished.
**	Furnished herewith.